UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 11, 2004

NetIQ Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26757	77-0405505
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3553 North First Street, San Jose, CA 95134

(Address of Principal Executive Offices) (Zip Code)

(408) 856-3000

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Registrant’s Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Section 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02(b). Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The previously announced retirement of James A. Barth Senior Vice President and Chief Financial Officer of NetIQ Corporation (NetIQ) became effective as of September 11, 2004.

Item 5.02(c). Appointment of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Richard H. Van Hoesen was appointed NetIQ’s Senior Vice President and Chief Financial Officer effective September 11, 2004.

Mr. Van Hoesen, 49, joined NetIQ in February 2003 as Vice President, Finance and was named Chief Accounting Officer in April 2004. From February 2000 until January 2003 Mr. Van Hoesen was Vice President and CFO at privately-held XACCT Technologies, Inc., a network-mediation software company. From January 1999 through January 2000, Mr. Van Hoesen held the position of Senior Vice President and General Manager of the Micro Focus business unit of Merant Inc., which was formed as a merger between Micro Focus PLC and Intersolv, Inc. From March 1998 until January 2000, Mr. Van Hoesen was Senior Vice President and Chief Financial Officer of Micro Focus PLC. Mr. Van Hoesen holds a B.S. in industrial engineering from Lehigh University and an M.B.A. from the Wharton School of the University of Pennsylvania.

Mr. Van Hoesen has entered into a change of control severance agreement with NetIQ that provides that in the event of his involuntary termination without cause within 12 months after a change of control, he is entitled to 18 months of severance pay (comprising base pay plus target bonus), 18 months of continued coverage under group health, life and other insurance arrangements, and full acceleration of all outstanding options granted to him.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NetIQ Corporation

By:	/s/ Charles M. Boesenberg
Charles M. Boesenberg
Chief Executive Officer and
Chairman of the Board

Date: September 14, 2004